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                                                                      EXHIBIT 3i

                    SECOND AMENDED ARTICLES OF INCORPORATION
                                       OF
                         FIFTH THIRD BANCORP, AS AMENDED


FIRST: The name of the corporation shall be FIFTH THIRD BANCORP.

SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is the City of Cincinnati, County of Hamilton.

THIRD: The purpose for which the corporation is formed is to engage in any and/or all lawful acts or activities for which corporations may be formed under
Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, as amended.

FOURTH: (A) The total authorized number of shares of the corporation is Five Hundred Million, Five Hundred Thousand (500,500,000) shares, which shall be classified as follows:

                           1) Five  Hundred  Million  (500,000,000)  shares of
common stock, without par value. Each share of common stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders for their vote, consent, waiver, release or other action, subject to the provisions of the law with respect to cumulative voting.

                           2)   Five Hundred Thousand (500,000) shares of
preferred stock, without par value.

                                    (a) Each share of the preferred stock shall
entitle the holder thereof to no voting rights, except as otherwise required by law.

                                    (b) The dividend rights of the preferred
stock shall be non-cumulative, except as otherwise provided by the Board of Directors.

                                    (c) The Board of Directors shall have the
right to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury shares of the preferred stock and thereby fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements, conversion rights; and restrictions on the issuance of such shares or any series thereof; provided however, except for the foregoing variations which the Board of Directors are authorized to fix or change, all of the express terms of different series of such shares be identical.

         Upon the adoption of any amendment pursuant to the foregoing authority, a certificate signed by the president or a vice president and by a secretary or an assistant secretary, containing a copy of the resolutions adopting the amendment and a statement of the manner and basis of its adoption, shall be filed in the office of the Secretary of State of the State of Ohio, accompanied by the fees then required by law, before the corporation shall have the right to issue any such shares.


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                  (B) The Board of Directors may, from time to time, determine the time when, the terms under which, and the considerations for which the corporation issues, disposes of, or receives subscriptions for its shares of any class or series thereof, including treasury shares. Payment for shares shall be made with money or other property of any description, or any interest therein, actually transferred to the corporation, or labor or services actually rendered to the corporation.

FIFTH: The corporation, by its Board of Directors, may, subject to these Articles of Incorporation, purchase, repurchase, redeem or otherwise acquire the shares of any class issued by it, at such times and on such terms as they shall determine to be in the best interests of the corporation. All shares of the corporation purchased, redeemed or otherwise acquired, unless the Board of Directors or the laws of the State of Ohio specifically provide otherwise, shall be held as treasury shares. Provided, however, that this Article Fifth shall not create authority in the Board of Directors to cause an involuntary redemption of the shares of the common stock.

SIXTH: The Board of Directors shall have the right, to the extent permitted by law: (i) to fix, determine and vary the amount of stated capital of the corporation; (ii) to determine whether any, and if any, what part of the surplus of the corporation, however created or arising, shall be used, disposed of or declared in dividends or paid to the stockholders; and (iii) without action by the stockholder, to use and apply the surplus of the corporation, or any part thereof, at any time or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness, or other securities of the corporation, to such extent of in such amount, in such manner and upon such terms as the Board of Directors shall determine expedient.

SEVENTH: No holder of any share or shares of any class issued by the corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase (i) shares of any class issued by the corporation, now or hereafter authorized, (ii) securities of the corporation convertible into or exchangeable for shares of any class issued by the corporation, now or hereafter authorized, or (iii) securities of the corporation to which shall be attached or appertain any rights or options, whether by the terms of such securities or in the contracts, warrants or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options, entitling the holders thereof to subscribe for or purchase shares of any class issued by the corporation, now or hereafter authorized; it being the intent and is the effect of this Article Seventh to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the corporation, now or hereafter authorized.

EIGHTH: These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.